EXHIBIT 2.5


                          AGREEMENT TO EXCHANGE SHARES

     This Agreement to Exchange Shares is made as of September 1, 1998, by and between Dynamic Health Products, Inc., a Florida corporation ("Dynamic") and Gary A. Shawkey ("Shawkey").

BACKGROUND STATEMENTS:

        I. Effective August 20, 1998, Dynamic caused the formation of Incredible Products of Florida, Inc., as a Florida corporation
("Incredible-Florida").

        II. Incredible-Florida issued 51 shares of its common stock to Dynamic, which shares constitute the only issued and outstanding shares of Incredible-Florida common stock.

        III. Incredible-Florida has entered into an Agreement and Plan of Reorganization dated September 1, 1998 which, among other things, and subject to certain contingencies set forth therein, provides for the acquisition by Incredible-Florida of 100% of the issued and outstanding capital stock of Incredible Products, Inc., an Ohio corporation in return for the issuance by Incredible-Florida to Shawkey of 49 shares of Incredible-Florida common stock.

        IV. The purpose of this Agreement is to provide for an exchange by Dynamic of 450,000 shares of its common stock (subject to reduction as provided for below) for Shawkey's 49 shares of Incredible-Florida common stock, when issued.

        In consideration of the mutual covenants contained herein, together with other good and valuable consideration, the adequacy, sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

     1. BACKGROUND STATEMENTS. The background statements set forth above are true and correct and are incorporated herein by reference.

     2. EXCHANGE OF SHARES. If, by March 1, 1999, Incredible-Florida has met a target of at least $200,000 in net income during any month since inception through March 1, 1999 (the "Target"), Dynamic will exchange on a tax-free basis, 450,000 shares of its common stock for Shawkey's 49 shares of Incredible-Florida common stock. Such exchange shall be accomplished pursuant to an agreement in form and substance agreeable to Dynamic and Shawkey. In the event that the Target is not met, the number of shares of Incredible-Florida common stock to be exchanged shall be reduced on a pro rata basis based on the shortfall of revenues and net income below the Target. Shawkey will, prior to the issuance of the shares provided for hereunder to him, be provided with copies of Dynamic's publicly filed periodic reports and Shawkey will enter into a customary investment letter with respect to such shares. Shawkey understands that such shares will not be registered under the Securities Act of 1933 and consequently will constitute "restricted securities" which are not publicly saleable except pursuant to the provisions of Rule 144 of the Securities and Exchange Commission.

     3. MISCELLANEOUS.

         3.1 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         3.2 GOVERNING LAW. This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

         3.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                                   DYNAMIC HEALTH PRODUCTS,
                                                   INC., a Florida corporation


                                                   By: /s/ JUGAL K. TANEJA
                                                      --------------------------
                                                       Chairman


                                                   /s/ GARY A. SHAWKEY
                                                   -----------------------------
                                                   Gary A. Shawkey


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